UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2012

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California		94111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 8, 2012, Diamond Foods, Inc. (“Diamond” or the “Company”) had announced that Michael J. Mendes, Diamond’s former President and Chief Executive Officer, and Steven M. Neil, Diamond’s former Chief Financial Officer, had been placed on administrative leave from their positions; the administrative leave was without pay after April 6, 2012.

On November 19, 2012, Mr. Mendes formally resigned from the Company. Mr. Mendes will not be paid any severance payment in connection with his resignation. The Company and Mr. Mendes entered into a Separation and Clawback Agreement, pursuant to which Mr. Mendes agreed to deliver to the Company the following (“Clawback”): (i) a cash payment of $2,743,400 (“Cash Clawback”), representing the total value of his fiscal 2010 and fiscal 2011 bonuses; and (ii) 6,665 shares of Diamond common stock, representing the vested shares of Company common stock awarded to Mr. Mendes after fiscal 2010. The Cash Clawback will be deducted from the amount Diamond owes to Mr. Mendes pursuant to the Diamond Foods Retirement Restoration Plan (“SERP”). Mr. Mendes and Diamond have determined that prior to giving effect to the Cash Clawback, the retirement benefit due to Mr. Mendes in a lump sum under the SERP was approximately $5.44 million. Accordingly, after giving effect to the Cash Clawback, the SERP amount will be reduced to approximately $2.7 million, which is expected to be paid in December 2012. A copy of the Separation and Clawback Agreement between Diamond and Mr. Mendes, dated November 19, 2012, is attached as an exhibit to this report.

Item 8.01.	Other Events.

On November 19, 2012, Steven M. Neil, Diamond’s former Chief Financial Officer, was formally terminated from the Company. Mr. Neil is not eligible for, and will not be paid, any severance or other separation payment in connection with his termination.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Separation and Clawback Agreement, dated November 19, 2012, between Diamond Foods, Inc. and Michael Mendes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: November 20, 2012	By:	/s/ Stephen Kim
Name: Stephen Kim
Title: SVP, General Counsel